Morgan Stanley Asia Pacific Fund, Inc.
Item 77O- Transactions effected pursuant to Rule 10f-3


Securities Purchased:	Agriculture Bank of China H Shares
Purchase/Trade Date:	7/8/2010
Size of Offering/shares: 25,411,765,000
Offering Price of Shares:  HKD 3.200
Amount of Shares Purchased by Fund:    5,245,000
Percentage of Offering Purchased by Fund:   0.021
Percentage of Funds Total Assets: 0.480
Brokers: China International Capital Corporation, Hong Kong Securities Limited, Goldman Sachs Asia, Morgan Stanley Asia, ABC International Purchased from: JPMorgan

Securities Purchased:	Xinjiang Goldwind Sci & Tech
Purchase/Trade Date:	10/4/2010
Size of Offering/shares: 395,294,000
Offering Price of Shares: HKD 17.980
Amount of Shares Purchased by Fund:  96,000
Percentage of Offering Purchased by Fund:   0.024
Percentage of Funds Total Assets: 0.04
Brokers: CICC, JPMorgan, Citi, Goldman Sachs, Haitong
Purchased from: JPMorgan Asia

Securities Purchased:	AIA Group Ltd.
Purchase/Trade Date:	10/22/2010
Size of Offering/shares: 5,857,413,800
Offering Price of Shares: HKD 19.680
Amount of Shares Purchased by Fund: 957,000
Percentage of Offering Purchased by Fund:   0.016
Percentage of Funds Total Assets: 0.45
Brokers: Deutsche Bank, Goldman Sachs, Morgan Stanley
Purchased from: Deutsche Bank

Securities Purchased:	E-Commerce China Dangdang ADR
Purchase/Trade Date:	12/7/2010
Size of Offering/shares: 17,000,000
Offering Price of Shares: $16.000
Amount of Shares Purchased by Fund: 5,200
Percentage of Offering Purchased by Fund:  0.031
Percentage of Funds Total Assets: 0.01
Brokers: Credit Suisse, Oppenheimer & Co., Piper Jaffray, Morgan Stanley, Cowen and Company
Purchased from:  Credit Suisse